Exhibit 99.1

Synagro Reports Fourth Quarter and Fiscal 2005 Results and Guidance for 2006

    HOUSTON--(BUSINESS WIRE)--March 15, 2006--Synagro Technologies, Inc. (Nasdaq:SYGR)((ArcaEx:SYGR):

    Key Fourth Quarter Results

    -- Revenue during the quarter increased 5.8 percent to $90.0 million

    -- Income before provision for income taxes for the quarter totaled $3.7 million

    -- Earnings before interest, taxes, depreciation and amortization totaled $14.3 million

    Synagro Technologies, Inc. (Nasdaq:SYGR) (ArcaEx:SYGR), ("the Company") announced today its results of operations for the three and twelve months ended December 31, 2005.
    Commenting on the results of the quarter, the Company's Chief Executive Officer, Robert C. Boucher, Jr. stated, "For the quarter our top line revenue increased 5.8 percent over the prior year's quarter to $90.0 million, including a $5.7 million increase in our contract revenues, while our design build revenues decreased $1.2 million as we are nearing completion of the Honolulu dryer facility."
    "Operating income for the quarter totaled $8.6 million compared to $10.4 million reported last year. Our earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter totaled $14.3 million compared to $16.0 million reported in the same period last year. The decreases in operating income and EBITDA are primarily due to a $0.8 million decrease in revenue on a long-term cleanout contract that had higher than normal margins in 2004, a $1.2 million increase in facility utility costs, an increase in insurance claims, and Sarbanes Oxley implementation costs of $0.5 million."
    "During 2005, we made substantial progress with our new facilities development projects. Specifically, construction was substantially completed on the Honolulu dryer facility, the Central Valley compost facility, and the Providence Soil dewatering facility such that all three are expected to startup in the first quarter of 2006. These projects are expected to generate approximately $9.0 million of annual operating revenue. We experienced delays in obtaining final approvals to commence construction activity on the Kern composting facility and the Woonsocket incinerator expansion, but these facilities are now under construction and currently expected to be completed near the end of 2006. These two projects are expected to generate in excess of $14.0 million of annual operating revenue when they commence operations."
    "For 2006, we expect revenues of approximately $325 million to $340 million, net income of approximately $9 million to $11.5 million and EBITDA adjusted to exclude non-cash charges for restricted stock awards and option expense of approximately $60.0 million to $64.0 million. We also expect 2006 capital expenditures, excluding new facilities capital expenditures, to total approximately $5 million. We expect new facilities capital expenditures in 2006 of approximately $43 million related primarily to the Kern, Woonsocket, and Providence Soils projects described above. Interest expense is expected to total approximately $20.0 million (excluding $2.5 million of interest that is expected to be capitalized on the Kern and Woonsocket projects)."
    "Our guidance for revenues and EBITDA is similar to our reported results for 2005 as growth associated with expected new business and the startup of new facilities is being offset by an increase in utility costs in the first quarter of 2006 compared to 2005, and reductions from non-recurring items in 2005, including margin from $25.5 million of construction revenue, and $2.7 million of gains on sales of real estate."
    "Finally, we operate four facilities that do not have natural gas pass-through provisions with our customers. Our results in 2005 were negatively impacted by commodity prices for natural gas and electricity which significantly increased during 2005. Though costs remain high, we have locked in our unit costs on natural gas for substantially all of our requirements for 2006 which should significantly decrease our exposure to fluctuations in the price of natural gas in 2006."

    December 31, 2005 -- Fourth Quarter Financial Results

    Revenue for the quarter ended December 31, 2005, increased $4.9 million or 5.8 percent to $90.0 million from $85.1 million in the comparable period last year. Contract revenues increased $5.7 million due primarily to an expected $0.8 million increase in revenues from the Sacramento dryer facility that commenced operations in December 2004, a $1.2 million increase related to a new disposal contract, and other contract changes. Design build construction revenues decreased $1.2 million, primarily due to the decrease in construction revenue on the Honolulu dryer facility project. Event revenues decreased $0.2 million due to volume changes on larger event projects this year compared to last year.
    Operating income for the quarter decreased $1.8 million to $8.6 million compared to $10.4 million in the comparable quarter last year. This decrease in operating income is a result of revenue mix changes associated with a $0.8 million decrease in revenue on a cleanout contract that had higher than normal margins in 2004, a $0.3 million decrease in margins on low margin construction revenue, a $1.2 million increase in facility utility costs, a $0.3 million non-cash charge for restricted stock awards, and a $0.5 million charge for Sarbanes Oxley implementation costs (included in general and administrative expense), partially offset by lower facility repairs and maintenance costs.
    Pre-tax income for the quarter decreased $0.9 million to $3.7 million from $4.6 million reported in the fourth quarter of 2004 due to the $1.8 million decrease in operating income described above, offset by a $0.9 million decrease in other expense, net related primarily to a $0.8 million decrease in interest expense. The decrease in interest expense relates to lower interest rates on debt refinanced in the second quarter partially offset by interest on the Sacramento facility that was financed with tax exempt debt and that commenced operations in December 2004.
    Provision for income taxes for the quarter increased $2.2 million to $4.2 million from $2.0 million reported in the fourth quarter of 2004 due to a $2.0 million increase in deferred taxes for state taxes and a $1.0 million reserve for a tax contingency. The $2.0 million increase in deferred taxes relates to a legal entity restructuring in the fourth quarter of 2005 which is expected to simplify federal and state tax compliance requirements. As a result of the restructuring, the Company increased its net deferred tax liability for state statutory rates that are expected to be in effect for future taxable income related to temporary differences from 3.4 percent to 5.0 percent. The Company's tax provision is principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.
    Net loss before preferred stock dividends totaled $0.5 million, or $(0.01) per diluted share, compared to $2.6 million, or $0.02 per diluted share, for the same period in 2004.
    Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter ended December 31, 2005, adjusted to exclude $0.5 million of Sarbanes Oxley implementation costs and the $0.3 million non-cash charge for restricted stock awards totaled $15.1 million compared to $16.0 million in the comparable quarter last year primarily due to the changes in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) before preferred stock dividends.

    December 31, 2005 -- Annual Financial Results

    Revenue for the year ended December 31, 2005, increased 3.7 percent to $338.0 million from $325.9 million in the prior year. Design build construction revenues increased $14.7 million primarily due to a $11.9 million increase in construction revenue on the Honolulu dryer facility. Contract revenues increased $1.3 million compared to the prior year due to a $4.1 million increase in revenues from the Sacramento dryer facility that commenced operations in December 2004, a $2.2 million increase related to a new disposal contract, and $2.5 million of other contract changes, partially offset by an expected $7.5 million decrease in revenue on a long-term cleanout job. Event revenues decreased $2.1 million due to an expected year over year decrease in the number of large event projects in 2005 compared to 2004. Event revenue in 2005 includes $5.8 million of revenue from a $15 million clean water lagoon cleanout project that is expected to take approximately two years to complete.
    In June 2005, the Company closed a new $305 million senior secured credit agreement, repaid $190 million of debt under its previously outstanding senior and subordinated debt agreements, converted all outstanding shares of preferred stock into 41,885,597 shares of common stock, and completed a $160 million offering of 9,302,326 primary and 27,847,674 secondary shares of common stock (the "Recapitalization"). Accordingly, the Company incurred certain costs and write-offs relating to the Recapitalization, including $1.5 million of transaction costs and expenses, $6.8 million of stock option redemptions and transaction bonuses, and $19.5 million of debt extinguishment costs. The Company also recognized as dividends $4.6 million of previously unrecognized accretion on preferred stock. These costs and write-offs are included in the accompanying year-to-date consolidated statement of operations.
    Operating income for the year ended December 31, 2005 totaled $31.6 million compared to $43.9 million in the prior year. Operating income, adjusted to exclude transaction costs and expenses totaling $1.5 million, and stock option redemptions and transaction bonuses of $6.8 million related to the Recapitalization, decreased by approximately $4.0 million to $39.9 million compared to $43.9 million reported in 2004. This decrease in operating income is primarily a result of a $5.6 million decrease in gross profit, a $0.3 million increase in restricted stock awards, $0.7 million of Sarbanes Oxley implementation costs (included in general and administrative expense), partially offset by a $0.3 million decrease in special charges, and a $1.8 million increase in the gain on sale of assets. The decrease in gross profit is a result of revenue mix changes associated with an increase in low margin construction revenue and the decrease in higher margin contracts (including the $7.5 million decrease in revenue on the long-term cleanout contract that had higher than normal margins in
2004) and event revenue, along with a $3.6 million increase in the cost of utilities for certain facilities, and a $1.7 million increase in depreciation, partially offset by a decrease in facility repair and maintenance costs and a reduction in insurance expense due to lower claims activity.
    Pre-tax income for the year ended December 31, 2005 decreased $31.6 million to a loss of $10.0 million from income of $21.6 million for the prior year. Pre-tax income, adjusted to exclude transaction costs and expenses, stock option redemptions and transaction bonuses, and debt extinguishment costs related to the Recapitalization totaling $27.8 million, totaled $17.8 million and decreased $3.8 million from the prior year, including the $4.0 million decrease in income from operations described above, and a $0.2 million decrease in other expense.
    Provision for income taxes for the year ended December 31, 2005, decreased $8.9 million to a benefit of $0.3 million from a provision of $8.6 million reported in the year ended December 31, 2004 due to the pretax loss in 2005 compared to pretax income in 2004 described above, a $2.0 million increase in deferred taxes for state taxes, and a $1.0 million reserve for a tax contingency. The $2.0 million increase in deferred taxes relates to a legal entity restructuring in the fourth quarter of 2005 which is expected to simplify federal and state tax compliance requirements. As a result of the restructuring, the Company increased its net deferred tax liability for state statutory rates that are expected to be in effect for future taxable income related to temporary differences from 3.4 percent to 5.0 percent. The Company's tax provision is principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.
    Net loss before preferred stock dividends totaled $9.7 million for the year ended December 31, 2005, compared to net income of $13.0 million for 2004. Diluted loss per share totaled $0.40 per share for the year ended December 31, 2005 compared to diluted earnings per share of $0.21 per share in 2004. Supplemental proforma diluted earnings per share totaled $0.18 for the year ended December 31, 2005. Supplemental proforma diluted earnings per share is intended to show the proforma effects assuming the Recapitalization had occurred at the beginning of 2005. See Note B to the attached financial statements for the detailed calculation of supplemental EPS.
    EBITDA for the year ended December 31, 2005, adjusted to exclude the $27.8 million of charges related to the Recapitalization described above, the $0.7 million of Sarbanes Oxley implementation costs, and the $0.3 million non-cash charge for restricted stock awards totaled approximately $62.7 million compared to EBITDA of $64.1 million for the year ended December 31, 2004, adjusted to exclude $0.3 million of special charges in 2004. This decrease is primarily due to the changes in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) before preferred stock dividends.
    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions may materially impact the Company's results of operations and cash flow during the affected period.
    A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 650 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operation. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                For the Three Months Ended December 31
             (dollars in thousands, except per share data)
                              (unaudited)

                                            2005            2004
                                        --------------  --------------
Revenue                                $90,020  100.0% $85,100  100.0%
Cost of services (including
 depreciation)                          74,547   82.8%  67,878   79.8%
                                        ------- ------  ------- ------
   Gross profit                         15,473   17.2%  17,222   20.2%

General and administrative expenses      6,722    7.5%   6,798    8.0%
Restricted stock awards                    253    0.3%      --     --%
Gain on sale of assets                     (79) (0.1)%      (4)   0.0%
Amortization of intangibles                 20    0.0%      25    0.0%
                                        ------- ------  ------- ------
   Income from operations                8,557    9.5%  10,403   12.2%

Interest expense, net                    4,978    5.5%   5,819    6.8%
Other, net                                 (87) (0.1)%       3    0.0%
                                        ------- ------  ------- ------
   Other expense, net                    4,891    5.4%   5,822    6.8%
                                        ------- ------  ------- ------
Income before provision for income
 taxes                                   3,666    4.1%   4,581    5.4%
Provision for income taxes               4,215    1.7%   2,008    2.4%
                                        ------- ------  ------- ------
Net income before preferred stock
 dividends                                (549)   2.4%   2,573    3.0%
Preferred stock dividends (Note A)          --     --%   2,276    2.7%
                                        ------- ------  ------- ------
   Net income (loss) applicable to
    common stock                       $  (549)   2.4% $   297    0.3%
                                        ======= ======  ======= ======

Earnings (loss) per share (Note B):
   Basic                               $ (0.01)        $  0.02
                                        =======         =======
   Diluted                             $ (0.01)        $  0.02
                                        =======         =======


Depreciation and amortization          $ 5,704    6.3% $ 5,561    6.5%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note C)                   $14,348   15.9% $15,961   18.8%

Adjusted EBITDA (Note C)               $15,059   16.7% $15,961   18.8%

Note A: The Company's preferred stock accrued at an eight percent dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $2,276,000 during the three months ended December 31, 2004, of which $2,013,000 represents the eight percent dividend (noncash), and the remainder represents accretion of preferred stock and amortization of issuance costs.

Note B: The following summarizes reported basic and diluted earnings per share for the three months ended December 31, 2005, and 2004 (dollars in thousands, except share data):

                                                 2005         2004
                                              -----------  -----------
Basic earnings (loss) per share:
---------------------------------------------
   Net income (loss) before preferred
    stock dividends                          $      (549) $     2,573
   Preferred stock  dividends                         --        2,276
                                              -----------  -----------
   Net earnings (loss) applicable to
    common stock                             $      (549) $       297
                                              ===========  ===========

   Earnings (loss) per share-
   -----------------------------------------
   Net earnings (loss) per share -- basic    $     (0.01) $      0.02
                                              ===========  ===========

   Weighted average shares outstanding        72,580,785   19,780,675
                                              ===========  ===========

Diluted earnings (loss) per share:
---------------------------------------------
   Net income (loss) before preferred stock
    dividends                                $      (549) $     2,573
   Less: Antidilutive effect of dividends
    and common stock equivalents                      --        2,276
                                              -----------  -----------
                                             $      (549) $       297
                                              ===========  ===========

   Earnings per share-
   -----------------------------------------
   Diluted income (loss) per share, as
    calculated                               $     (0.01) $      0.04
   Less: Antidilutive effect of dividends
    and common stock equivalents                      --        (0.02)
                                              -----------  -----------
   Diluted income (loss) per share, as
    reported                                 $     (0.01) $      0.02
                                              ===========  ===========

   Diluted shares outstanding                 73,572,646   60,025,674
   Less: Antidilutive effect of common stock
    equivalents                                  991,881   40,244,999
                                              -----------  -----------
                                              72,580,765   19,780,675
                                              ===========  ===========

   Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2004, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's Senior Secured Credit Agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                      2005       2004
                                                    -------    -------
 Net income (loss) before preferred
     stock dividends                               $  (549)   $ 2,573
     Interest expense                                4,978      5,819
     Provision for income taxes                      4,215      2,008
     Depreciation and amortization                   5,704      5,561
                                                    -------    -------
 EBITDA                                             14,348     15,961
     Restricted stock awards                           253         --
     Sarbanes Oxley implementation costs               458         --
                                                    -------    -------
 Adjusted EBITDA                                   $15,059    $15,961
                                                    =======    =======


                      Synagro Technologies, Inc.
                 Consolidated Statement of Operations
                    For the Year Ended December 31
             (dollars in thousands, except per share data)
                              (unaudited)

                                          2005             2004
                                     ---------------------------------
Revenue                             $338,004   100.0% $325,864  100.0%
Cost of services (including
 depreciation)                       275,779    81.6%  258,042   79.2%
                                     -------- -------  -------- ------
   Gross profit                       62,225    18.4%   67,822   20.8%

General and administrative expenses   24,480     7.2%   24,346    7.5%
Transaction costs and expenses         1,517     0.4%       --     --%
Stock option redemptions and
 transaction bonuses                   6,805     2.0%       --     --%
Restricted stock awards                  253     0.1 %      --     --%
Gain on sale of assets                (2,659)   (0.7)%    (854) (0.3)%
Special charge                            --     -- %      320    0.1%
Amortization of intangibles              238     0.1%      126    0.0%
                                     -------- -------  -------- ------
   Income from operations             31,591     9.3%   43,884   13.5%

Interest expense, net                 22,290     6.6%   22,247    6.8%
Debt extinguishment costs             19,487     5.8%       --     --%
Other, net                              (203)  (0.1)%       37     --%
                                     -------- -------  -------- ------
   Other expense, net                 41,574    12.3%   22,284    6.8%
                                     -------- -------  -------- ------
Income (loss) before provision for
 income taxes                         (9,983)  (3.0)%   21,600    6.6%
Provision (benefit) for income
 taxes                                  (333)  (0.1)%    8,646    2.6%
                                     -------- -------  -------- ------
Net income (loss) before preferred
 stock dividends                      (9,650)  (2.9)%   12,954    4.0%
Preferred stock dividends (Note A)     9,587     2.8%    8,827    2.7%
                                     -------- -------  -------- ------
   Net income (loss) applicable to
    common stock                    $(19,237)  (5.7)% $  4,127    1.3%
                                     ======== =======  ======== ======

Earnings (loss) per share (Note B):
   Basic                            $  (0.40)         $   0.21
                                     ========          ========
   Diluted                          $  (0.40)         $   0.21
                                     ========          ========


Depreciation and amortization       $ 21,667     6.4% $ 19,902    6.1%

Earnings before interest, taxes,
 depreciation and amortization
 ("EBITDA") (Note C)                $ 33,974    10.1% $ 63,749   19.6%
Adjusted EBITDA (Note C)            $ 62,726    18.6% $ 64,069   19.7%

Note A: The Company's preferred stock accrued at an eight percent dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $9,587,000 and $8,827,000 during the twelve months ended December 31, 2005 and 2004 respectively, of which $3,874,000 and $7,773,000, respectively, represent the eight percent dividend (noncash), and $5,713,000 and $1,054,000, respectively, represents accretion of preferred stock and amortization of issuance costs.

Note B: The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                                 2005         2004
                                              -----------  -----------
 Basic earnings (loss) per share:
 -------------------------------------------
    Net income (loss) before preferred stock
     dividends                               $    (9,650)$     12,954
    Preferred stock dividends                      9,587        8,827
                                              -----------  -----------
    Net income (loss) applicable to common
     stock                                   $   (19,237)$      4,127
                                              ===========  ===========

    Earnings (loss) per share-
    ----------------------------------------
    Net earnings (loss) per share -- basic   $     (0.40)$       0.21
                                              ===========  ===========

    Weighted average shares outstanding       47,725,820   19,777,041
                                              ===========  ===========

 Diluted earnings (loss) per share:
 -------------------------------------------
    Net income (loss) before preferred
      stock dividends          $    (9,650)$     12,954
    Less antidilutive effect of preferred
     stock dividends                               9,587        8,827
                                              -----------  -----------
    Net (loss) income applicable to common
     stock                                   $   (19,237)$      4,127
                                              ===========  ===========

    Earnings (loss) per share-
    ----------------------------------------
    Diluted earnings per share, as
     calculated                              $     (0.20)$       0.22
    Less antidilutive effect of dividends
     and common stock equivalents                  (0.20)       (0.01)
                                              -----------  -----------
    Diluted earnings (loss) per share, as
     reported                                $     (0.40)$       0.21
                                              ===========  ===========

    Diluted shares outstanding                68,492,683   58,680,954
    Less antidilutive effect of common stock
     equivalents                              20,766,863   38,903,913
                                              -----------  -----------
                                              47,725,820   19,777,041
                                              ===========  ===========

    Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

    Reported diluted EPS for the year ended December 31, 2005, and 2004, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

    Supplemental proforma diluted EPS is intended to show the proforma effects assuming the Recapitalization had occurred at January 1, 2005 and also excludes the transaction costs and expenses and debt extinguishment costs related to the Recapitalization. Supplemental pro forma diluted EPS is not a measure under generally accepted accounting principles and should not be considered as an alternative to reported diluted EPS as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table summarizes the calculation of supplemental proforma diluted EPS (dollars in thousands, except share data):

                                            Year Ended
                                           ------------
                                               2005
                                            -----------

     Loss before taxes                     $    (9,983)
       Addback:
        Transaction costs and expenses (a)       1,517
        Stock option redemptions and
         transaction bonuses (a)                 6,805
        Debt extinguishment costs (a)           19,487
        Interest (b)                            22,290
       Deduct:
        Proforma Interest (c)                  (18,583)
                                            -----------
        Adjusted pre-tax income                 21,533
         Tax provision (d)                       8,613
                                            -----------
                                           $    12,920
                                            ===========
        Diluted shares outstanding (e)
         Options                             1,311,000
         Shares outstanding                 71,707,000
                                            -----------
                                            73,018,000
                                            ===========

        Supplemental proforma diluted EPS  $      0.18
                                            ===========

The following adjustments were made in calculating supplemental proforma diluted earnings per share:

    (a) Remove transaction costs and expenses, stock option redemptions and transaction bonuses, and debt extinguishment costs incurred in connection with the Recapitalization.

    (b) To remove historical interest expense.

    (c) To estimate interest expense on the new senior secured credit agreement based on $180 million of term loans and $9.9 million of revolver borrowings outstanding at closing at an assumed interest rate of LIBOR plus 2.25% and 2.75% respectively, along with an estimate of fees for $37.5 million of letters of credit outstanding at 2.75% and estimated non-use fees and expenses, plus actual interest expense on other debt and capital leases outstanding during the period.

    (d) Taxes were assumed at 40.0 percent of pretax income.

    (e) Shares outstanding for the period were calculated using the actual weighted shares outstanding for the period adjusted to assume that the 41,885,597 shares issued from conversion of the preferred stock and 9,302,326 shares issued in the primary equity offering were outstanding at the beginning of the period presented.

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's Senior Secured Credit Agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                      2006 Guidance
                                                    ------------------
                                    2005     2004      Low      High
                                  -------- -------- --------- --------

 Revenue                         $338,004 $325,864  $325,000 $340,000
                                  ======== ========  ======== ========

 Net income (loss) before
  preferred stock dividends      $ (9,650)$ 12,954  $  9,000 $ 11,500
     Interest expense              22,290   22,247    20,000   20,000
     Provision (benefit) for
      income taxes                   (333)   8,646     6,200    7,700
     Depreciation and
      amortization                 21,667   19,902    22,000   22,000
                                  -------- --------  -------- --------
 EBITDA                          $ 33,974 $ 63,749  $ 57,200 $ 61,200
                                                     ======== ========
     Special Charge                    --      320        --       --
     Debt extinguishment costs     19,487       --        --       --
     Transaction costs and
      expenses                      1,517       --        --       --
     Stock option redemptions
      and transaction bonuses       6,805       --        --       --
     Sarbanes Oxley
      implementation costs            690       --        --       --
     Restricted stock awards
      and option expense              253      ---     2,800    2,800
                                  -------- --------  -------- --------
 Adjusted EBITDA                 $ 62,726 $ 64,069  $ 60,000 $ 64,000
                                  ======== ========  ======== ========


    CONTACT: Synagro Technologies, Inc.
             Robert C. Boucher, Jr., 713-369-1700